Sub-Item 77M
MERGERS

On January 29, 2010, the Aberdeen Funds (the Registrant) Board of Trustees approved an Agreement and Plan of Reorganization (the Agreement), including the related filing of a registration statement on Form N-14 with the U.S. Securities and Exchange Commission, pursuant to which certain series of the Registrant would acquire all of the assets, subject to the liabilities, of certain series of Pacific Capital Funds (each a Reorganization). Pursuant to the Agreement, effective Monday, July 12, 2010, the High Grade Core Fixed Income Fund, New Asia Growth Fund, International Stock Fund and Small
Cap Fund, each a series of Pacific Capital Funds (each an Acquired
Fund), reorganized into the Aberdeen Core Income Fund, Aberdeen Asia-Pacific (ex-Japan) Equity Institutional Fund, Aberdeen
International Equity Institutional Fund and Aberdeen Small Cap Fund series of the Registrant (each a Surviving Fund), respectively.
Upon completion of the Reorganizations, each Acquired Fund transferred all of its assets and identified liabilities to its corresponding Surviving Fund in exchange for shares of certain classes of the Surviving Fund, which shares were transferred to the shareholders of the corresponding classes of the corresponding Acquired Fund in complete liquidation of the Acquired Fund as follows:

Acquired Funds 	                   Surviving Funds

New Asia Growth Fund 		Aberdeen Asia-Pacific (ex-Japan) Equity
				Institutional Fund
Class Y				Institutional Class
Class A 			Institutional Service Class
Class B 			Institutional Service Class
Class C 			Institutional Service Class


International Stock Fund	Aberdeen International Equity
				Institutional Fund
Class Y				Institutional Class
Class A				Institutional Service Class
Class B				Institutional Service Class
Class C				Institutional Service Class

Small Cap Fund			Aberdeen Small Cap Fund
Class Y				Institutional Class
Class A				Class A
Class B				Class A
Class C				Class C

High Grade Core Fixed 		Aberdeen Core Income Fund
Income Fund
Class Y				Institutional Class
Class A				Class A
Class B				Class A
Class C				Class C


The value of each Acquired Funds shareholder account with the Surviving Fund immediately after the Reorganizations was the same as the value of such shareholders account with the Acquired Fund immediately prior to the Reorganizations. Each Reorganization was structured as a tax-free transaction. No initial sales charges were imposed in connection with the Reorganizations.

Upon completion of the Reorganizations, the Aberdeen Asia-Pacific (ex-Japan) Equity Institutional Fund and Aberdeen Small Cap Fund are the accounting survivors and continue to maintain their fiscal year end of October 31. The High Grade Core Fixed Income Fund and International Stock Fund are considered the accounting survivors following the Reorganizations with Aberdeen Core Income Fund and Aberdeen International Equity Institutional Fund, respectively, and therefore the Aberdeen Core Income Fund and Aberdeen International Equity Institutional Fund assumed the July 31 fiscal year end of the High Grade Core Fixed Income Fund and International Stock Fund. Accordingly, the shareholders of the Aberdeen Core Income Fund and Aberdeen International Equity Institutional Fund will receive an audited shareholder report as of July 31, 2010. In addition, effective September 6, 2010, the fiscal year end for the Aberdeen Core Income Fund and the Aberdeen International Equity Institutional Fund was changed to October 31 to coincide with the fiscal calendar of the Registrants other series. Accordingly, shareholders of these Funds will also receive an audited shareholder report as of October 31, 2010.